Exhibit 10.12

MCI Corporate Variable Pay Plan

Effective January 1, 2005

I. Purpose

The company believes in pay for contribution. The MCI Corporate Variable Pay Plan (the “plan”) provides variable compensation tied to the achievement of Board approved corporate business plans to eligible MCI management staff and selected named individual contributors. It is intended that successful individual performance and contribution will relate directly to the company’s attainment of corporate financial, operational and customer satisfaction goals.

II. Plan Period

There are two performance periods each year. The first Plan Period is January through June; the second Plan Period is July through December.

III. Eligibility

All full-time, non-commissioned managerial employees or equivalent technical ladder Individual Contributors are eligible for participation in the plan. Participants will be named prior to the beginning of each Plan Period and must remain continuously employed through the date of award payment to receive an award.

Participants who do not work throughout the Plan Period, due to death, disability, leave of absence or retirement will have their award prorated for the period of time they worked. Newly hired employees participation will be prorated for the number of months of employment during the Plan Period.

Employees who participate in the Sales Commission Plan and this plan during the Plan Period will earn an award in each based upon their performance in each and prorated for the time of participation in each. Participation and receipt of an award under this plan for a Plan Period does not guarantee continued participation in future Plan Periods.

Participants whose performance does not meet performance standards, or whose behavior is not in keeping with the Guiding Principles or who have been terminated for cause may have their award reduced or forfeited at the discretion of executive management.

IV. Plan Methodology

The Plan utilizes a balanced scorecard methodology. All participants will establish four Key Results Areas (KRAs) with metrics at the beginning of the Plan Period. The KRAs will consist of financial measures or other key performance indicators around customer perspectives, business processes and organizational growth and innovation as determined by the CEO to contribute to the achievement of the company business plans.

The Compensation Committee will approve target incentive compensation award levels for each category of participant at the start of the Plan Period. The target award is expressed as a percentage of base salary.

The Committee will approve the threshold level for any payments under the plan, the performance targets for baseline awards and the performance level at which the maximum payout can be earned at the beginning of each Plan Period.

At the discretion of the CEO, additional thresholds, targets or payout criteria may be established for each business unit or staff functions.

V. Funding the Corporate Variable Pay Plan Pools

For each Plan Period, the company must meet the threshold established by the Compensation Committee to pay out any variable pay awards. Each business unit or staff function must also meet the thresholds or targets established by the CEO for payout.

The award pools will be determined by the sum of all Participants’ base salaries multiplied by the Participant’s target award. This sum or “baseline pool” will then be adjusted up or down at the end of the Plan Period based on the financial performance of the company and, if appropriate, a business unit. The maximum adjustment is 150% of the baseline pool.

VI. Determination of Individual Awards

At the end of the Plan Period, each participant’s target award is formulaically adjusted up or down based on the financial performance of the company or business unit such that the sum of these adjusted targets equals the amount of the adjusted baseline pool.

The participant’s manager will evaluate each of the participant’s KRAs and make adjustments up or down for individual performance. These adjustments will range from 0 to 150%. However, increases in one participant’s award must be offset by reductions in others such that the adjusted baseline pool is not exceeded. In no event will the result of the pool adjustment or an individual performance adjustment cause any individual’s award to be more than twice the individual’s target award.

In the case of a transfer from one business unit to another mid-PlanPeriod, the financial measure used will be prorated for the time spent in each unit during the plan period.

VII. Payout of Awards

The CEO will approve the award proposals for all participants in the plan. The Compensation Committee will approve aggregate payments under this plan and will specifically approve awards to the direct reports of the CEO. The Committee will rely upon the Chief Financial Officer’s certification of corporate and business unit financial performance in their administration of the plan. The Executive Vice President, Human Resources will arrange payment of these awards, resolve any disputes on award calculation or eligibility, perfect any administrative oversight in accord with the terms of the plan and implement resultant adjustments in pool size and individual award.

Awards will be paid out as soon as practical following the approval of the Compensation Committee. Employees on leave of absence status at the time of payout may receive their bonus when they return to active employment status.

VIII. Amendment or Termination of the Plan

This Plan is not intended to create a term of employment between the employee and the company; and the company may amend, supplement, supersede or terminate this Plan at any time at the discretion of executive management with approval of the Committee.